Entergy Services, Inc.
639 Loyola Avenue (70113)
P.O. Box 61000
New Orleans, LA 70161
Tel: 504-576-5228
Fax: 504-576-4150
e-mail: motts@entergy.com

Mark G. Otts
 Senior Counsel
Legal Services Department

Exhibit 5.01

October 23, 2003

Entergy Gulf States, Inc.
639 Loyola Avenue
New Orleans, Louisiana 70113

Gentlemen:

I have acted as counsel for Entergy Gulf States, Inc., a Texas corporation (the "Company"), in connection with the filing by the Company of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), for the registration of $300,000,000 in aggregate principal amount of First Mortgage Bonds of the Company (the "Bonds") to be issued in one or more new series and the qualification under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), of the Indenture of Mortgage of the Company dated as September 1, 1926, as heretofore supplemented and modified and as proposed to be further supplemented (the "Mortgage"), under which the Bonds are to be issued.

Subject to the qualifications hereinafter expressed, I am of the opinion that the Bonds, when issued and delivered for the consideration contemplated by, and otherwise as contemplated in, the Registration Statement, will be legally issued and will be binding obligations of the Company, except as may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization or other similar laws affecting enforcement of mortgagees' and other creditors' rights and by general equitable principles (whether considered in a proceeding in equity or at law) and are entitled to the benefit of the security in Louisiana afforded by the Mortgage.

For purposes of the opinion expressed above, I have assumed (1) that the Bonds will be issued and delivered in compliance with appropriate action with regard to the issuance of the Bonds by and before the Securities and Exchange Commission under the Public Utility Holding Company Act of 1935 and (2) that the Bonds will be issued and delivered in compliance with the due authorization of the Board of Directors of the Company or, if applicable, the Executive Committee thereof.

I have reviewed the statements in the Registration Statement under the caption "Description of New Bonds--Security," and such statements as to matters of Louisiana law and legal conclusions under Louisiana law are made in the Registration Statement on my authority as an expert. Insofar as such statements relate to matters of Louisiana law and legal conclusions under Louisiana law, they are true and correct and fairly describe the matters covered thereby and there are no omissions in such statements of any material fact required to be stated therein or necessary to make such statements not misleading.

I am a member of the Louisiana Bar, and this opinion is limited to the laws of the State of Louisiana and the United States of America. To the extent that my opinion relates to or is dependent upon matters governed by the laws of Texas and New York, I have relied, with your approval, upon the opinions of Orgain, Bell & Tucker, L.L.P. and Thelen Reid & Priest LLP, respectively, which are being filed as Exhibits 5.02 and 5.03, respectively, to the Registration Statement.

I hereby consent to the filing of this opinion as Exhibit 5.01 to the Registration Statement and to the references to me in the Registration Statement and in the prospectus contained therein. In giving the foregoing consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Mark G. Otts

Mark G. Otts